Exhibit (d)(2)
MUTUAL NON-DISCLOSURE AGREEMENT
THIS MUTUAL NON-DISCLOSURE AGREEMENT (“Agreement”) is made effective as of March 6, 2022 (the “Effective Date”), by and between TURNING POINT THERAPEUTICS, INC., a Delaware corporation (“Turning Point”), and BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (“Company”), for the purpose of assuring the protection and preservation of the confidential and/or proprietary nature of information to be made available by each party to the other in connection with the parties’ evaluation of a potential business relationship between the parties and/or their Affiliates (the “Authorized Purpose”). The parties hereby agree as follows:
1. Confidential Information. Subject to the limitations set forth in Section 2, all information disclosed by one party (including information disclosed by any of such party’s or its Affiliates’ officers, directors, employees, consultants, accountants, financial advisors and other professional representatives or agents, including legal counsel (collectively, “Representatives”), on such party’s behalf) to the other party (including any of the other party’s Representatives), whether in oral, written, graphic, electronic or other form, shall be deemed to be “Confidential Information” of the disclosing party (the “Disclosing Party”). In particular, Confidential Information may include, without limitation, know-how, inventions, ideas, discoveries, developments, designs, techniques, tangible and intangible information, chemical libraries, reaction protocols for chemical libraries, chemical design and model relationship data, chemical databases, assays, samples, media and other biological materials, procedures and formulations for producing any such materials, products, processes, drawings, improvements, formulas, equations, methods, developmental or experimental work, research or clinical data, instruments, devices, computer software and hardware, and information regarding research, development, current and proposed products and services, marketing and selling, business plans, business methods, budgets, finances, licensing, collaboration and development arrangements, prices and costs, buying habits and practices, contact and mailing lists and databases, vendors, customers and clients, and potential business opportunities. The existence and terms of this Agreement, including the existence of any discussions or negotiations between the parties concerning a possible transaction, shall be deemed to be Confidential Information of each of the parties. “Affiliate” shall mean any business entity controlled by, controlling, or under common control with a party hereto. For the purpose of the preceding definition, a business entity shall be deemed to “control” another business entity, if it owns, directly or indirectly, more than 50% of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such business entity.
2. Exceptions. Confidential Information of a Disclosing Party shall not include information that the other party (the “Receiving Party”) can demonstrate by competent written proof: (a) is now, or hereafter becomes, through no breach of this Agreement by the Receiving Party, generally known or available; (b) is known by the Receiving Party at the time of receiving such information, as evidenced by its pre-existing written records; (c) is hereafter furnished to the Receiving Party by a third party, as a matter of right and without restriction on disclosure; or (d) is hereafter independently developed by the Receiving Party without reference to or reliance upon Confidential Information and without any breach of this Agreement. For purposes of clause (a) of this Section 2, no combination of elements within the Confidential Information shall be deemed to be part of the public domain merely because the individual elements of such combination are part of the public domain, unless the entire combination itself, or the entire principle of use or operation of such combination (if any), is part of the public domain. In addition, no element within the Confidential Information shall be deemed to be a part of the public domain merely because it is embraced by more general information or data that is part of the public domain.
3. Non-Disclosure and Non-Use Obligations. The Receiving Party shall maintain all Confidential Information of the Disclosing Party in trust and confidence and shall not disclose any Confidential Information of the Disclosing Party to any third party, other than to its Representatives as set forth herein. The Receiving Party may use Confidential Information of the Disclosing Party solely for the Authorized Purpose and for no other purpose. The Receiving Party shall not use Confidential Information of the Disclosing Party for any purpose or in any manner that would constitute a violation of any laws or regulations, including, without limitation, any applicable export control laws. The Receiving Party shall only permit access to Confidential Information of the Disclosing Party to those of the Receiving Party’s Representatives who (a) have a need to know such information for the Authorized Purpose, (b) have been advised by the Receiving Party of the Receiving Party’s obligations under this Agreement, and (c) are bound contractually or by legal or fiduciary obligations of non-disclosure and non-use at least as stringent as those contained herein. The failure of any Representative of the Receiving Party to comply with the terms and conditions of this Agreement shall be considered a breach of this Agreement by the Receiving Party. The Receiving Party shall immediately notify the Disclosing Party in the event of any loss, unauthorized disclosure or unauthorized use of, or any inability to account for, any Confidential Information of the Disclosing Party.
4. Authorized Disclosure. Notwithstanding the provisions of Section 3, the Receiving Party may disclose Confidential Information of the Disclosing Party, without violating its obligations under this Agreement, to the extent the disclosure is required by a valid order of a court or other governmental body of competent jurisdiction or is otherwise required by law or regulation, provided that the Receiving Party shall give reasonable prior written notice to the Disclosing Party of such required disclosure and, at the Disclosing Party’s request and expense, shall cooperate with the Disclosing Party’s efforts to contest such requirement, to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or the law or regulation required, and/or to obtain other confidential treatment of such Confidential Information.
5. Copies. Confidential Information of the Disclosing Party shall not be reproduced by the Receiving Party in any form except as required to accomplish the intent of this Agreement. Any reproduction by the Receiving Party of any Confidential Information of the Disclosing Party shall be and remain the property of the Disclosing Party and shall contain any and all confidential or proprietary notices or legends which appear on the original. All Confidential Information of the Disclosing Party (including all copies thereof) shall at all times remain the property of the Disclosing Party. Upon termination or expiration of this Agreement, or upon the Disclosing Party’s earlier request, the Receiving Party shall return to the Disclosing Party or destroy (and certify in writing the destruction of) all Confidential Information of the Disclosing Party (including all copies, records and other embodiments thereof, in any medium) in the Receiving Party’s possession; provided, however, that the Receiving Party may retain a single hard copy of the Confidential Information in the Receiving Party’s secure archives for the sole purpose of monitoring compliance with its continuing obligations hereunder; provided, further, that neither the Receiving Party nor its Representatives shall be required to return or destroy copies of the Confidential Information made in routine back-up of its information technology systems in the ordinary course of business if access to such copies is limited to members of the Receiving Party’s or its Representatives’ information technology and legal departments.
6. No License. The Receiving Party acknowledges and agrees that nothing contained in this Agreement shall be construed as granting, expressly or by implication, to the Receiving Party any right or license to any inventions, patent rights, copyrights, trademarks or other intellectual property rights of the Disclosing Party. Nothing in this Agreement grants the Receiving Party the right to retain, distribute or commercialize any Confidential Information, or to use it in any manner other than as expressly permitted by Section 3. Nothing in this Agreement shall impose any obligation upon either party to negotiate or consummate a business relationship or any other transaction with the other party, to continue discussions with the other party, or to prevent either party from pursuing similar discussions, negotiations and business relationships with third parties.
7. No Warranties. The Confidential Information is provided “as is.” THE DISCLOSING PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. Without limiting the generality of the foregoing, the Disclosing Party makes no warranty as to the accuracy or completeness of the Confidential Information. Neither the Disclosing Party nor any of the Disclosing Party’s Representatives shall have any liability to the Receiving Party or any of the Receiving Party’s Representatives resulting from the Receiving Party’s or its Representatives’ receipt or use of Confidential Information.
8. Standstill Provision. During the one (1) year period commencing on the Effective Date (the “Standstill Period”), neither Company nor any of Company’s Representatives on behalf Company will, in any manner, directly or indirectly:
(a) make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of Turning Point (including derivatives thereof), (ii) any acquisition of any assets of Turning Point, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving Turning Point or involving any securities or assets of Turning Point (collectively, a transaction specified in clause (a)(i), (a)(ii) and (a)(iii) involving a majority of Turning Point’s outstanding capital stock or consolidated assets, is referred to as a (“Business Combination”), or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of Turning Point;
(b) form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of Turning Point;
(c) act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of Turning Point;
(d) take any action that might require the Company to make a public announcement regarding any of the types of matters set forth in clause “(a)” of this sentence;
(e) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clause “(a)”, “(b)”, “(c)” or “(d)” of this sentence;
(f) assist, induce or encourage any other individual, corporation, partnership, entity, group, tribunal or governmental authority (each such party referred to herein as a “Person”) to take any action of the type referred to in clause “(a)”, “(b)”, “(c)”, “(d)” or “(e)” of this sentence;
(g) enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing; or
(h) request or propose (either directly or indirectly) that Turning Point or any of Turning Point’s Representatives amend, waive or consider the amendment or waiver of any provision set forth in this Section 8 (including this sub-paragraph);
provided, however, that the Standstill Period shall terminate (x) upon Turning Point’s entry into a definitive agreement providing for a Business Combination or (y) if any person commences a tender or exchange offer which, if consummated, would result in such person’s acquisition of beneficial ownership of more than 50% of the outstanding voting securities of Turning Point, and in connection therewith, Turning Point files with the Securities and Exchange Commission a Schedule 14D-9 with respect to such offer that recommends that Turning Point’s stockholders accept such offer.
Notwithstanding any other provision of this Agreement to the contrary, nothing herein will prevent Company or its Representatives from communicating with Turning Point’s Chief Executive Officer or Chairman of Turning Point’s Board of Directors (or any duly constituted committee thereof) with respect to a Business Combination or requesting Turning Point’s Chief Executive Officer or Chairman of Turning Point’s Board of Directors (or any duly constituted committee thereof) for a waiver of the provisions of this Section 8; provided, that such communication or request is made confidentially and would not reasonably be expected to require public disclosure by Turning Point with respect thereto; and nothing in this Section 8 shall be construed to prohibit passive investments made in the ordinary course of business in connection with retirement plans, 401(k) plans, mutual funds, pension plans, or similar arrangements, in each case, only if not specifically targeted to an investment in Turning Point and not resulting in any filing obligation under Section 13 of the Exchange Act. The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement.
9. Term. The term of this Agreement will begin on the Effective Date and expire on the first anniversary of the Effective Date. Either party may terminate this Agreement prior to its expiration upon 30 days’ prior written notice to the other party. The provisions of Sections 3, 4, 5, 6, 7, 9, 10, 11, 12, 13, 14, 15, 16 and 17 of this Agreement, including the parties’ respective rights and obligations thereunder, shall survive expiration or any termination of this Agreement and continue for a period of five (5) years from the date of such expiration or termination; provided that Section 8 shall survive only for the Standstill Period, unless earlier terminated as set forth in Section 8.
10. Entire Agreement. This Agreement constitutes the final, complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, representations and understandings of the parties with respect to such subject matter. This Agreement may not be amended except by a writing signed by both parties hereto.

11. Non-Waiver. The waiver from time to time by a party of any of its rights or its failure to exercise any right or remedy shall not operate or be construed as a continuing waiver of same or of any other of such party’s rights or remedies provided in this Agreement. No waiver by a party of a particular provision, right or remedy shall be effective unless in writing and signed by such party.
12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.
13. Injunctive Relief. Each party hereby acknowledges and agrees that in the event of any breach of this Agreement by such party, including, without limitation, the actual or threatened disclosure or unauthorized use of Confidential Information of the other party without the prior express written consent of the other party, the other party would suffer an irreparable injury such that no remedy at law would adequately protect or appropriately compensate the other party for such injury. Accordingly, each party agrees that the other party shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the other party may have for a breach of this Agreement.
14. Severability. If any provision of this Agreement is found by a court or other governmental authority of competent jurisdiction to be unenforceable or invalid, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole and in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law.
15. Successors and Assigns. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors and permitted assigns. Neither party shall assign or delegate its obligations under this Agreement, either in whole or in part, without the prior written consent of the other party.
16. Notice. Any notice permitted or required to be given under this Agreement shall be in writing and shall be delivered by personal delivery, by any method of mail (postage prepaid) requiring return receipt, by overnight courier, or by facsimile, to the party to be notified at its address given on the signature page of this Agreement, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, three (3) days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.
17. Interpretation. The headings preceding the text of the sections of this Agreement are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.
18. Counterparts. This Agreement may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same instrument. Facsimile signatures, electronic signatures or signatures on pdf versions of this Agreement exchanged via email, shall be as effective as original signatures.
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IN WITNESS WHEREOF, the parties have, by duly authorized persons, executed this Agreement as of the Effective Date.
TURNING POINT THERAPEUTICS, INC.	BRISTOL-MYERS SQUIBB COMPANY

By: /s/ Ray Furey	By: /s/ Erica Horwitz
Name: Ray Furey	Name: Erica Horwitz

Title: Senior Vice President & Chief Compliance Officer	Title: VP, Corporate Development

Address:	Address:

10628 Science Center Drive, Suite 200 San Diego, CA 92121	Route 206 & Province Line Road Princeton, NJ 08543

Attention: General Counsel	Attention: